Exhibit 3.1

SECOND RESTATED ARTICLES OF INCORPORATION
OF
SIGMA DESIGNS, INC.

      Thinh Q. Tran and Jason Chen certify that:

      1.  They are the duly elected President and Secretary of Sigma Designs, Inc., a California Corporation.

      2.  The Articles of Incorporation of this corporation, as amended to the date of the filing of these Second Restated Articles of Incorporation, (and with the omissions required by Section 910 of the Corporations Code), are hereby amended and restated to read in as follows:

I.

      The name of this corporation is: SIGMA DESIGNS, INC.

II.

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

      This Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is 22,000,000. The number of shares of Preferred Stock which this corporation is authorized to issue is 2,000,000. The number of shares of Common Stock which this corporation authorized to issue is 20,000,000.

      The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.

IV.

      The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the applicable limits set forth in Section 204 of the Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

      Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

     3.  The foregoing Second Restated Articles of Incorporation have been duly approved by the Board of Directors of said Corporation.

     4.  The foregoing Second Restated Articles of Incorporation were approved by the required vote of the shareholders of said corporation in accordance with Section 902 of the California General Corporations Code at the Annual Meeting of Shareholders, the record date for which was March 31, 1988. The total number of outstanding shares of the corporation entitled to vote as of the record date for said meeting was 4,650,931 shares of Common Stock. The number of shares of Common Stock voting in favor of the foregoing Second Restated Articles of Incorporation equalled or exceeded the vote required. The vote required was a majority of the outstanding shares of Common Stock entitled to vote as of the record date for said meeting.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Second Restated Articles of Incorporation are true and correct of our own knowledge.

      Executed at Fremont, California, on June 1, 1988.

/s/ Thinh Q. Tran
Thinh Q. Tran,
President

/s/ Jason Chen
Jason Chen,
Secretary